EXHIBIT 99.1

Contacts:

Jeremy Price                                           Fredda Malkoff
Manager, Investor Relations                            Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110
jprice@biomarinpharm.com                               fmalkoff@fkhealth.com

For Immediate Release:

              BioMarin Appoints New CFO and Three New Board Members

Novato, CA, July 15th, 2002 - BioMarin  Pharmaceutical  Inc. (Nasdaq and SWX New
Market:  BMRN)  today  announced  that it has  appointed  a new Chief  Financial
Officer  and  elected  three new  members to its Board of  Directors.  Effective
August 1, 2002, Louis Drapeau will join BioMarin as Vice President, Finance & Chief Financial Officer, and Secretary. Effective immediately, Franz Cristiani, retired Partner of Arthur Andersen, LLP, Elaine Heron, PhD, Chairman and CEO of Picoliter Inc., and Vijay Samant, President and CEO of Vical Incorporated, have been elected to the Board.

Fredric  D.  Price,  BioMarin's  Chairman  and Chief  Executive  Officer,  said,
"Strengthening our management team has been one of BioMarin's most important initiatives this year. The addition of Lou Drapeau, who brings over thirty years of senior financial management experience, will enable us to build on the valuable work that our `acting CFO', Franz Cristiani, has provided since the beginning of this year. Franz's appointment to our Board of Directors, where he will serve as chairperson of the audit committee, will be invaluable to us as the business moves forward to meet our clinical and commercial goals."

Mr. Price added, "We are also pleased to welcome Elaine Heron and Vijay Samant to our Board of Directors. Their vast experience in leading large, entrepreneurial, and technology-driven life science companies will add a fresh perspective to the Board. With the recent creation of our Science Advisory Board, we now have the management, board, and advisory teams in place to help guide us as we continue our efforts to advance our broad pipeline of novel enzyme therapeutics through the clinic and into the commercial stage of development."

These three new Board appointments, combined with Grant Denison's resignation, increased the size of the Board from five to seven members, six of whom are `outside' directors (not employees of the Company).

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Summary biographies of Mr. Drapeau, Mr. Cristiani, Dr. Heron, and Mr. Samant are
available on the following pages.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the actual results of the current and planned clinical trials, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

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Summary biographies

Louis Drapeau, Vice President, Finance & CFO, and Secretary - Prior to joining BioMarin, Mr. Drapeau spent 31 years at Arthur Andersen LLP, including fourteen years as Managing Partner of Assurance and Consulting for Northern California, supervising more than 400 professionals. His skill set includes working with businesses that have a strong international focus and he also has in-depth capital market experience as well as an extensive knowledge of `best practices' in the areas of financial controls and administration. From 1966 to 1969 he was a Naval Officer serving with U.S. Naval Civil Engineering Corps principally in Seabee units in the Republic of Vietnam. He holds an MBA in Finance and a BS in Mechanical Engineering from Stanford University, and he is a Certified Public Accountant.

Franz Cristiani, Member of BioMarin's Board of Directors - Mr. Cristiani has served as BioMarin's `acting CFO' since January 2002. From 1964 to 1999, he was with Arthur Andersen, as partner since 1976, with clients in high technology, life sciences, manufacturing, mining, forest products, distribution, publishing and food products industries. He specialized in public companies and had extensive hands-on experience with Securities Exchange Commission filings and financings. He holds a BA from San Francisco State University and is a Certified Public Accountant.

Elaine Heron, PhD, Member of BioMarin's Board of Directors - Dr. Heron has more than 25 years of senior management experience in high technology life science business management. Prior to her present position as Chairman and CEO of Picoliter Inc., she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, including stints as General Manager and Vice President of Sales and Marketing. At Affymetrix, Inc., from 1995 to 1996 she was Vice President, Marketing. Dr. Heron has a BS in Chemistry with Highest Distinction and a PhD in Analytical Biochemistry, both from Purdue University, and an MBA from Pepperdine University.

Vijay Samant, Member of BioMarin's Board of Directors - Mr. Samant has 23 years of U.S. and international pharmaceuticals experience in the areas of sales, marketing, operations and business development. In 2001, Mr. Samant assumed his present position as President and CEO of Vical Incorporated. From 1998 until 2001, he was with Merck Inc., most recently as Chief Operating Officer, Merck Vaccine Division. Previously, he held the positions of Vice President, Vaccine Operations and Vice President, Business Affairs, also at Merck Vaccine Division. He holds an MBA from the Sloan School of Management at the Massachusetts Institute of Technology, an MS in Chemical Engineering from Columbia University, and a BS in Chemical Engineering from the University of Bombay, India.


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